United Realty Trust Incorporated 10-Q

EXHIBIT 3.3

UNITED REALTY TRUST INCORPORATED

ARTICLES OF AMENDMENT

United Realty Trust Incorporated, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (“Charter”) is hereby amended by deleting in its entirety Section 10.2(c) of Article X of the Charter and substituting in lieu thereof the following:

“(c) Subject to any limitations in Section 10.3, the Corporation may invest in equity securities if a majority of Directors (including a majority of Independent Directors) not otherwise interested in the transaction approve such investment as being fair, competitive and commercially reasonable.”

SECOND: The Charter is hereby further amended by deleting in its entirety Section 10.3(f) of Article X of the Charter and substituting in lieu thereof the following:

“(f) The Corporation shall not issue (i) equity Securities redeemable solely at the option of the holder; (ii) debt Securities unless the historical debt service coverage (in the most recently completed fiscal year) as adjusted for known changes is sufficient to properly service that higher level of debt, as determined by the Board of Directors or a duly authorized officer of the Corporation; (iii) equity Securities on a deferred payment basis or under similar arrangements; or (iv) options or warrants to the Advisor, the Directors, the Sponsor or any Affiliate thereof except on the same terms as such options or warrants, if any, are sold to the general public. Options or warrants may be issued to Persons other than the Advisor, the Directors, the Sponsor or any Affiliate thereof, but not at exercise prices less than the fair market value of the underlying Securities on the date of grant and not for consideration (which may include services) that in the judgment of the Independent Directors has a market value less than the value of such option or warrant on the date of grant. Options or warrants issuable to the Advisor, the Directors, the Sponsor or any Affiliate thereof shall not exceed ten percent of the outstanding Shares on the date of grant. The voting rights per Share (other than any publicly held Share) sold in a private offering shall not exceed the voting rights which bear the same relationship to the voting rights of a publicly held Share as the consideration paid to the Corporation for each privately offered Share bears to the book value of each outstanding publicly held Share.”

THIRD: The foregoing amendments have been duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law.

FOURTH: The undersigned officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

-Signature page follows-

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by the undersigned President and attested by its Chief Executive Officer and Secretary this 15th day of July, 2014.

ATTEST:	UNITED REALTY TRUST INCORPORATED

/s/ Jacob Frydman	By:	/s/ Richard J. Vitale
Name: Jacob Frydman		Name: Richard J. Vitale
Title: Chief Executive Officer and Secretary		Title: President

- 2 -